FOR IMMEDIATE RELEASE

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John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

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RANEXA® SIGNIFICANTLY REDUCES ISCHEMIA IN WOMEN IN MERLIN TIMI-36 STUDY

ORLANDO, Fla., November 6, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that an analysis of data from 2,291 women who participated in the MERLIN TIMI-36 study showed a 29 percent reduction in the relative risk of recurrent ischemia in women receiving Ranexa® (ranolazine extended-release tablets) compared to placebo (p=0.002) after 12 months. No difference in symptomatic documented arrhythmias was observed in women between the ranolazine and placebo groups.

The data were presented today by Dr. Jessica Mega of the TIMI Study Group at the American Heart Association Scientific Sessions in Orlando, Florida.

“Women were very well represented in the MERLIN TIMI-36 study and these data provide important additional confirmation of the safety and efficacy we have seen with Ranexa in other clinical trials and in commercial use,” said Louis G. Lange, CV Therapeutics chairman and chief executive officer.

According to the American Heart Association, cardiovascular disease is the leading cause of death among American women.

In accordance with a special protocol assessment agreement between the U.S. Food and Drug Administration (FDA) and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina. In September 2007, the Company submitted a supplemental new drug application to the FDA seeking a new indication for first line angina and a significant reduction in cautionary language.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

Study Design

MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) was a multi-national, double-blind, randomized,

placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in 6,560 patients (3,279 received ranolazine, 3,281 received placebo) with non-ST elevation ACS treated with standard therapy.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also received standard therapy during both hospital-based and outpatient treatment. The doses of Ranexa extended-release tablets used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

Participants in the MERLIN TIMI-36 study received current standard therapy, with approximately 96 percent of patients on aspirin, approximately 89 percent on beta blockers and approximately 82 percent on statins. Approximately 59 percent of study participants received coronary angiography during their initial hospitalization.

Previously published data from the MERLIN TIMI-36 study has shown that Ranexa was safe in this population of patients with coronary artery disease, which included nearly 1,100 patients with prior heart failure.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics’ clinical and preclinical drug development candidates and programs include regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement;

the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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